Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-91571, 333-31012, 333-74624, 333-116952, 333-116953, 333-123516, 333-128860, 333-133840, 333-141494, and 333-151033) and Form S-3 (No. 333-155531, 333-148043 and 333-34167) of The Walt Disney Company of our report dated November 20, 2008, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments as described in Notes 1 and 3, as to which the date is February 3, 2009, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP
Los Angeles, CA
February 3, 2009